Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands
Phone 614-775-3739
Tween Brands Reports Second Quarter Sales and Earnings
NEW ALBANY, Ohio; August 22, 2007 — Tween Brands, Inc. (NYSE: TWB), today reported its operating results for the second quarter ended August 4, 2007. As compared to the results for the second quarter ended July 29, 2006:
•	Net sales increased 15% to $213.7 million from $185.8 million attributable to a 15% increase in store count;

•	Comparable store sales decreased 2% versus a 10% increase for second quarter 2006. By brand, Justice comparable store sales increased 13%, while Limited Too’s decreased 4%;

•	The gross income rate declined 170 basis points primarily due to a lower merchandise margin and higher buying and occupancy costs as a percentage of net sales;

•	Store operating, general and administrative expenses as a rate of sales increased 120 basis points primarily due to higher marketing costs, principally from increased Justice catazine circulation;

•	Net income for the 2007 quarter was $2.1 million, or $0.07 per share, compared to net income of $5.9 million, or $0.18 per share for the 2006 period; and

•	Total inventories at the end of the 2007 quarter were up 5% per square foot at cost compared to inventories at the end of the 2006 period. However, in-store inventories were down 6% per square foot at cost, in-line with the company’s previous guidance. The difference is attributable in part to inventory additions resulting from the company’s higher level of direct sourcing.
“Our sales for the quarter failed to meet our expectations in large part because we underestimated the impact of so many schools in our markets moving their back-to-school start dates later, as well as Texas and Florida shifting their state sales tax holidays from July to August,” said Tween Brands Chairman and CEO Mike Rayden. “These shifts aggravated what had been a decline in retail traffic and lower store transactions throughout the quarter.”

Third and Fourth Quarter Outlook
The company said that it is estimating earnings per diluted share for the third quarter ending November 3, 2007 of $.40 to $.45, below the $.58 per diluted share reported for the like period last year. The principal reason for the comparatively lower forecasted range of earnings is a revised estimate of the calendar shift on the company’s quarterly sales and earnings comparisons. In accordance with the 2007 retail calendar, the third quarter shifted the higher sales volume first week of August into second quarter, and moved the lower volume first week of November into third quarter. Also, Limited Too plans to take markdowns earlier in the season compared to last year to better position inventory going into fourth quarter. The third quarter guidance assumes a consolidated comparable store sales percentage increase in the mid single digit range. By brand, that would equate to an increase for Limited Too in the low single digits and an increase in the mid teens for Justice. Additionally, Tween Brands said it expects in-store inventories at the end of the third quarter to be down in the mid single digit percentage range on a cost per square foot basis.

The company also said that it expects earnings per diluted share for the fourth quarter ending February 2, 2008 to be in the range of $0.94 to $1.04, which would be a 9% to 21% increase on the $0.86 per diluted share reported for fourth quarter 2006. The 2006 quarter included the benefit from an extra week and a lower effective tax rate as a result of favorable tax settlements during the period.
As a result of Tween Brands’ lower second quarter earnings and revised outlook on the third and fourth quarters, the company expects full-year earnings per diluted share of $1.80 to $1.95 compared to its previous guidance of $2.10 to $2.25. The company reported earnings per diluted share of $1.95 for fiscal 2006, which comprised 53 weeks.
Commenting on the revised earnings guidance, Mr. Rayden said, “While we are projecting positive comparable store sales for the third quarter at both of our brands, we remain cautious regarding the current trend in retail traffic and the continuing uncertainties in the U.S. economy.”

Tween Brands Store Growth
Justice opened 29 stores during the second quarter 2007, ending the period at 213 stores, an increase of 98 stores on the 115 open at end of second quarter 2006. Justice is on target to open 100 to 105 new stores in 2007.
Justice is also developing a larger format store that would be 15% to 25% bigger than the average store size today. The company said that the larger stores, the first of which should open in 2008, would allow Justice to expand existing merchandise categories, introduce new ones and increase the space used for their successful party business.
Limited Too opened four new, closed one and remodeled 16 existing stores into the more contemporary Girl’s World store format, ending the period at 573 stores. Limited Too continues to plan a net increase of 25 to 30 stores and 40 to 50 remodels for 2007.

Conference Call and Webcast
Tween Brands will host a conference call with security analysts beginning at 9:00 a.m. Eastern time today, Wednesday, August 22, 2007, to review the operating results for the second quarter ended August 4, 2007. Interested participants can call 800/289-0572 a few minutes before the 9:00 a.m. start in order to be placed in queue. The conference call passcode is 2409622. This call is also being webcast by CCBN and is being distributed over their investor distribution network. Individual investors can listen to the webcast at http://www.earnings.com. Institutional investors can access the webcast at http://www.streetevents.com. The webcast will also be available at Tween Brands’ corporate Web site, www.tweenbrands.com.

About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 578 stores across the United States, and has a select number of international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 218 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s financial performance and store growth for fiscal 2007, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict, “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects, “ “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2007 to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; the impact of modifying and implementing new information technology systems; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended August 4, 2007 and July 29, 2006
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 4,	% of	July 29,	% of
	2007	Sales	2006	Sales
Net sales	$213,703	100.0%	$185,801	100.0%
Cost of goods sold, including buying and occupancy costs	145,195	67.9%	122,979	66.2%

Gross income	68,508	32.1%	62,822	33.8%
Store operating, general and administrative expenses	66,383	31.1%	55,603	29.9%

Operating income	2,125	1.0%	7,219	3.9%
Interest income, net	608	0.3%	1,245	0.7%

Earnings before income taxes	2,733	1.3%	8,464	4.6%
Provision for income taxes	626	0.3%	2,552	1.4%

Net Income	$2,107	1.0%	$5,912	3.2%

Net income per share:

Basic	$0.07		$0.18

Diluted	$0.07		$0.18

Weighted average common shares:

Basic	30,716		32,696

Diluted	31,363		33,419

Tween Brands, Inc.
Consolidated Statements of Operations
For the Twenty-Six Weeks Ended August 4, 2007 and July 29, 2006
(unaudited, in thousands, except per share amounts)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 4,	% of	July 29,	% of
	2007	Sales	2006	Sales
Net sales	$436,931	100.0%	$380,937	100.0%
Cost of goods sold, including buying and occupancy costs	283,865	65.0%	244,369	64.1%

Gross income	153,066	35.0%	136,568	35.9%
Store operating, general and administrative expenses	132,914	30.4%	111,901	29.4%

Operating income	20,152	4.6%	24,667	6.5%
Interest income, net	1,640	0.4%	2,598	0.7%

Earnings before income taxes	21,792	5.0%	27,265	7.2%
Provision for income taxes	7,219	1.7%	9,664	2.6%

Net Income	$14,573	3.3%	$17,601	4.6%

Net income per share:

Basic	$0.47		$0.53

Diluted	$0.46		$0.52

Weighted average common shares:

Basic	30,974		32,925

Diluted	31,532		33,607

Tween Brands, Inc.
Consolidated Balance Sheets
As of August 4, 2007 and February 3, 2007
(unaudited, in thousands, except share amounts)

	August 4,	February 3,
	2007	2007
ASSETS
Current Assets:
Cash and equivalents	$45,664	$48,394
Investments	14,907	99,164
Restricted assets	1,257	1,235
Accounts receivable, net	20,939	13,878
Inventories, net	117,536	91,742
Store supplies	14,864	14,806
Prepaid income taxes	9,382	0
Prepaid expenses and other current assets	15,041	15,236

Total current assets	239,590	284,455

Property and equipment, net	275,508	235,516
Long-term investments	11,469	17,054
Deferred income taxes	10,631	8,166
Assets held in trust and other	25,438	24,486

Total assets	$562,636	$569,677

LIABILITIES
Current Liabilities:
Accounts payable	$60,458	$37,150
Accrued expenses	43,970	38,849
Deferred revenue	11,162	13,584
Income taxes payable	4,095	20,879

Total current liabilities	119,685	110,462

Deferred tenant allowances from landlords	63,599	53,687
Supplemental retirement and deferred compensation liability	21,549	20,362
Accrued straight-line rent and other	25,916	13,840

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 36.9 million and 36.6 million shares issued, 30.7 million and 32.1 million shares outstanding at August 4, 2007 and February 3, 2007, respectively	369	366
Treasury stock, at cost, 6.1 million and 4.5 million shares at August 4, 2007 and February 3, 2007, respectively	(181,435)	(120,554)
Paid in capital	182,846	173,394
Retained earnings	330,107	318,120

Total shareholders’ equity	331,887	371,326

Total liabilities and shareholders’ equity	$562,636	$569,677

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	August 4,	July 29,	%	August 4,	July 29,	%
	2007	2006	Change	2007	2006	Change
Gross income	$68,508	$62,822	9%	$153,066	$136,568	12%
Gross income as percentage of net sales	32.1%	33.8%		35.0%	35.9%
Depreciation	$8,868	$7,543	18%	$17,214	$15,196	13%
Amortization of tenant allowances	$(2,419)	$(1,898)		$(4,565)	$(4,004)
Capital expenditures	$31,532	$11,103		$54,956	$25,317

Number of stores:
Beginning of period	754	667		722	666
Opened	33	14		68	27
Closed	(1)	—		(4)	(12)

End of period	786	681		786	681

Number of Limited Too stores	573	566		573	566
Number of Justice stores	213	115		213	115

Total gross square feet at period end (thousands)	3,273	2,849		3,273	2,849

Comparable store sales % change	-2%	10%		1%	10%
Limited Too stores	-4%	9%		-2%	9%
Justice stores	13%	30%		17%	30%